CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-250684 on Form S-6 of our report dated December 16, 2020, relating to the financial statement of FT 9088, comprising Cboe Vest Large Cap Deep Buffered Portfolio, Series 10, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 16, 2020